Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS FIRST QUARTER 2012 RESULTS

•	Revenues for the quarter grew 3% to $1,340 million, up 4% in constant currency

•	Adjusted EBITDA for the quarter grew 4% to $332 million, up 5% in constant currency

•	Net income for the quarter was $25 million as compared to a net loss of $181 million in 2011

•	Adjusted Net Income for the quarter increased to $113 million from $64 million in 2011

New York, USA – April 25, 2012 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers buy and watch, today announced financial results for the first quarter ended March 31, 2012.

“Nielsen delivered solid first quarter results, with continued growth in developing markets and steady performance across our businesses,” said David Calhoun, Chief Executive Officer of Nielsen. “We have great confidence about our investments in growth, our ability to deliver value to clients and our outlook for 2012.”

First Quarter 2012 Operating Results

Revenues for the first quarter increased 3% to $1,340 million, or 4% on a constant currency basis compared to the first quarter of 2011. Growth was driven by a 3% increase within our Buy segment (5% on a constant currency basis), a 3% increase within our Watch segment (3% on a constant currency basis) and a 9% increase within our Expositions segment (9% on a constant currency basis).

Adjusted EBITDA for the first quarter increased 4% to $332 million, or 5% on a constant currency basis compared to the first quarter of 2011, as we continue to strategically reinvest in the expansion of our services globally.

Net income for the first quarter was $25 million compared to a net loss of $181 million in the first quarter of 2011, driven primarily by the first quarter 2011 charges of $206 million, net of tax, associated with the IPO. Net income per share, on a diluted basis, was $0.07 compared to a net loss per share of $0.55 in the first quarter of 2011.

Adjusted Net Income for the first quarter increased to $113 million compared to $64 million in the first quarter of 2011, driven primarily by a net $34 million reduction in interest expense resulting from debt retirements and growth in Adjusted EBITDA. Adjusted Net Income per share was $0.30 compared to $0.19 in the first quarter of 2011.

Financial Position

As of March 31, 2012, cash balances were $295 million and gross debt was $6,568 million, excluding the $288 million mandatory convertible subordinated bonds due 2013. Net debt

(gross debt less cash and cash equivalents) at the end of the quarter was $6,273 million and our net debt leverage ratio was 4.0x. Capital expenditures were $82 million for first quarter of 2012 as compared to $52 million for the first quarter of 2011.

In February 2012, we executed a new $1.2 billion five-year term loan, the proceeds from which were applied to refinance the majority of our existing 2013 bank maturities. As of March 31, 2012, more than 80% of our debt portfolio has a maturity of 2016 or beyond.

In March 2012, we completed a secondary public offering of 34.5 million shares of our common stock on behalf of the selling stockholders, primarily comprised of the Sponsor group. All proceeds were received by the selling stockholders and the offering did not have a significant impact on our operating results or financial position.

Conference Call and Webcast

Nielsen will hold a conference call to discuss first quarter results at 8:30 a.m. U.S. Eastern Time (ET) on April 25, 2012. The audio and slides for the call can be accessed live by webcast at http://ir.nielsen.com or by dialing 1-866-652-5200. Callers outside the U.S. and Canada can dial +1-412-317-6060. The passcode for the call is “Nielsen.” An archive will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Results of Operations—(Three Months Ended March 31, 2012 and 2011)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011
Revenues	$1,340	$1,302

Cost of revenues	565	549
Selling, general and administrative expenses	453	543
Depreciation and amortization	131	136
Restructuring charges	37	23

Operating income	154	51

Interest income	1	1
Interest expense	(106)	(140)
Loss on derivative instruments	—	(1)
Foreign currency exchange transaction (losses)/gains, net	(9)	7
Other expense, net	(6)	(230)

Income/(loss) from continuing operations before income taxes and equity in net loss of affiliates	34	(312)
(Provision)/benefit for income taxes	(7)	134
Equity in net loss of affiliates	(2)	(2)

Income/(loss) from continuing operations	25	(180)
Loss from discontinued operations, net of tax	—	(1)

Net income/(loss)	25	(181)
Net income attributable to noncontrolling interests	—	1

Net income/(loss) attributable to Nielsen stockholders	$25	$(182)

Net income/(loss) per share of common stock, basic and diluted
Income/(loss) from continuing operations	$0.07	$(0.55)
Net income/(loss) attributable to Nielsen stockholders	$0.07	$(0.55)

Weighted-average shares of common stock outstanding, basic	360,881,693	331,248,626
Dilutive shares of common stock	4,839,365	—

Weighted-average shares of common stock outstanding, diluted	365,721,058	331,248,626

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other performance measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted net income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted net income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted net income and Adjusted net income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted net income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three months ended March 31, 2012 and 2011, respectively:

	Three Months Ended March 31, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011

Net income/(loss)	$25	$(181)
Loss from discontinued operations, net	—	1
Interest expense, net	105	139
Provision/(benefit) for income taxes	7	(134)
Depreciation and amortization	131	136

EBITDA	268	(39)
Equity in net loss of affiliates	2	2
Other non-operating expense, net	15	224
Restructuring charges	37	23
Stock-based compensation expense	8	4
Other items(a)	2	106

Adjusted EBITDA	332	320
Interest expense, net	(105)	(139)
Depreciation and amortization	(131)	(136)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	42	50
Stock-based compensation expense	(8)	(4)
Cash paid for income taxes	(23)	(31)
Interest expense attributable to mandatory convertible bonds	6	4

Adjusted net income	$113	$64

Adjusted net income per share of common stock, diluted	$0.30	$0.19
Weighted-average shares of common stock outstanding, basic	360,881,693	331,248,626
Dilutive shares of common stock from stock compensation plans	4,839,365	4,664,215
Shares of common stock convertible associated with the mandatory convertible bonds	10,416,700	7,563,394

Weighted-average shares of common stock outstanding, diluted	376,137,758	343,476,235

(a)	Other items include costs associated with our secondary public offering of common stock and other transaction related costs of $2 million for the three months ended March 31, 2012 and fees associated with certain consulting arrangements and preparatory costs for our initial public offering of common stock of $4 million for the three months ended March 31, 2011. Other items for the three months ended March 31, 2011 also include $102 million for the termination and settlement of the Sponsor Advisory Agreements.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of March 31, 2012 is as follows:

(IN MILLIONS)
Total indebtedness as of March 31, 2012	$6,856
Less: mandatory convertible subordinated bonds due 2013	288

Gross debt as of March 31, 2012	6,568
Less: cash and cash equivalents as of March 31, 2012	295

Net debt as of March 31, 2012	$6,273
Adjusted EBITDA for the year ended December 31, 2011	$1,546
Less: Adjusted EBITDA for the three months ended March 31, 2011	320
Add: Adjusted EBITDA for the three months ended March 31, 2012	332

Adjusted EBITDA for the twelve months ended March 31, 2012	$1,558
Net debt leverage ratio	4.0x